EXHIBIT 10.2

FIRST AMENDMENT TO LEASE
(athenahealth, Inc.)

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of May 12, 2015 (the “Effective Date”), by and between SEAHOLM L/R, LLC, a Texas limited liability company (“Landlord”), and athenahealth, INC., a Delaware corporation (“Tenant”).

RECITALS

A.    Landlord and Tenant entered into that certain Triple Net Lease, dated as of January 31, 2014 (the “Lease”), whereby Tenant currently leases levels 1, 2, 3 and 4 of the Power Plant Building of the Project known as the Seaholm Project located in Austin, Texas (the “Project”).

B.     Based on Landlord’s Substantial Completion of the Work in the Building, and remeasurement of the Premises, the parties wish to establish all important dates and modify the Lease as set forth in this Amendment.

C.    Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.Dates of Importance. The parties agree that notwithstanding any previous notices or letters sent between the parties since the Lease execution, this Amendment shall supersede all such prior correspondence stating any dates within the Lease, and hereby deems and establishes the following dates:

a)The Commencement Date is: December 1, 2014.
b)The Rent Commencement Date is: February 9, 2015.
c)The Expiration Date is: February 8, 2030.

Accordingly, the Acknowledgement of Commencement Date, the Rent Commencement Letter, and that certain letter sent by John Rosato on August 25, 2014 are hereby voided and of no force and effect. The parties also agree that this Amendment shall serve as establishment of all important dates in the Lease and Exhibit B shall not be required by the parties.

2.Premises. In accordance with Section 2.2 of the Lease, Landlord has informed Tenant that the actual rentable square footage of the Premises is and shall be 112,298 rentable square feet. Accordingly, Base Rent as set forth in the Lease is hereby deleted and shall be replaced with the following:

3.Tenant’s Proportionate Share. The parties hereby agree that the Building has been remeasured and now constitutes 126,124 rentable square feet. Accordingly, Tenant’s Proportionate Share of Building costs shall be 112,298/126,124=89%, and Tenant’s Proportionate Share of Project costs shall be 112,298/208,922=54%.

4.Tenant Improvement Allowance. The Work Letter shall be modified as follows: Landlord shall provide Tenant with an allowance in an amount equal to $8,422,350.00 (based on $75.00 per 112,298 rentable square feet) (the "Allowance") to be applied towards the hard and soft cost of designing, permitting, managing and constructing Tenant Improvements (as that term is defined in the Work Letter). The Allowance shall be paid as follows:

(1)     $1,895,028.75 within thirty (30) days after the date Landlord receives (a) proof reasonably satisfactory to Landlord that 22.5% of the Tenant Improvements have been completed, such percentage based on dollars spent and time of construction required, and (b) conditional lien waivers reasonably acceptable to Landlord from Tenant's Contractor and all subcontractors;

(2)     $1,895,028.75 within thirty (30) days after the date Landlord receives (a) proof reasonably satisfactory to Landlord that 45% of the Tenant Improvements have been completed, such percentage based on dollars spent and time of construction required, and (b) conditional lien waivers reasonably acceptable to Landlord from Tenant's Contractor and all subcontractors;

First Amendment to Athena Lease (v3)

(3)     $1,895,028.75 within thirty (30) days after the date Landlord receives (a) proof reasonably satisfactory to Landlord that 67.5% of the Tenant Improvements have been completed, such percentage based on dollars spent and time of construction required, and (b) conditional lien waivers reasonably acceptable to Landlord from Tenant's Contractor and all subcontractors;

(4)     $1,895,028.75 within thirty (30) days after the date Landlord receives (a) proof reasonably satisfactory to Landlord that 90.00% of the Tenant Improvements have been completed, such percentage based on dollars spent and time of construction required, and (b) conditional lien waivers reasonably acceptable to Landlord from Tenant's Contractor and all subcontractors; and

(5)     The balance of the Allowance ($842,235.00) shall be paid to Tenant within thirty (30) days after Substantial Completion of the Tenant Improvements and Landlord's receipt of all items set forth in Section 3.2.14 of the Work Letter.

5.    Parking. Notwithstanding anything to the contrary contained in the Lease, Tenant shall pay no parking charges for its reserved and unreserved parking stalls until June 1, 2015. Accordingly, any parking charges prior thereto shall be abated.

6.    No Further Modification. The parties hereby represent and warrant that as of the date of this Amendment, to such party’s knowledge as of the date hereof each party is in full compliance with the terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by either Landlord or Tenant. Except as set forth in this First Amendment, all of the terms and provisions of the Lease and exhibits shall apply and shall remain unmodified and in full force and effect, including the Work Letter, Exhibit H and the Addendum to Lease (notwithstanding the failure of either party to execute such exhibits). Effective as of the date hereof, all references to the “Lease” shall refer to the Lease, as amended by this First Amendment.

First Amendment to Athena Lease (v3)

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"		"TENANT"
SEAHOLM L/R, LLC		athenahealth, Inc.,
a Texas limited liability company		a Delaware corporation
By	Seaholm Power Development, LLC,	By:	/s/ Daniel Orenstein
	a Delaware limited liability company	Name:	Daniel Orenstein
	Its Managing Member	Its:	General Counsel and Secretary

By: Seaholm Power, LLC
a Texas limited liability company

By: /s/ John Roato
Its: Manager

First Amendment to Athena Lease (v3)